Exhibit 99.2

Hospitality Investors Trust 4/26/18 Investor Presentation Script

Opening Remarks

Good afternoon, everyone, and good morning to those joining from the West Coast. This is Jon Mehlman, President & CEO of Hospitality Investors Trust and I am joined by Ed Hoganson, our CFO & Treasurer, and Paul Hughes, the Company’s General Counsel. We are pleased to welcome you to today’s webinar for Hospitality Investors Trust. Today we’ll review our annual financial results and activity for 2017, pursuant to our Form 10-K which we filed on March 27th. In addition, we will also brief you on our recently updated per-share net asset value of $13.87, which represents a 5.1% increase over a nine-month period and was announced earlier this week on Monday April 23rd via Form 8-K.

I will now turn to the presentation. We will be working from the Year-End 2017 Investor Presentation and script which the Company filed this morning with the Securities and Exchange Commission and are now available on our website at www.hitreit.com. A replay of today’s call will also be made available on our website as soon as possible after the webinar.

Slide 2: Risk Factors

As an initial matter, I would like to direct your attention to slide two for important information regarding Risk Factors and Forward-Looking Statements. As a reminder, investing in our common stock involves risks. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for a discussion of the risks that should be considered in connection with investing in our Company.

This presentation also contains forward-looking statements. For additional information regarding risks associated with forward-looking statements, please refer to slides 12 and 13 of the presentation.

This presentation also includes a discussion of Revenue Per Available Room, or RevPAR, which is a supplemental revenue performance metric, and Hotel EBITDA, which is a non-GAAP financial measure. These metrics are commonly-used performance measures by other public hotel REITs.

Slide 3: Full-Year 2017 Financial Results: Property Performance Highlights

I will now continue the presentation on slide three.

We are pleased to report that for the full-year 2017 period, our total portfolio of 145 hotels, as well as our 95 hotels that were unaffected by renovations in 2017, outperformed the broader industry and public peers with respect to a year-over-year increase in RevPAR.

Over this period:

•	Our total portfolio achieved:
o	Total revenues of $621.1 million
o	Hotel EBITDA of $184.0 million and;
o	A pro forma year-over-year RevPAR increase of 2.3%
•	Our 95 hotels that were unaffected by renovations in 2017 achieved a pro forma RevPAR increase of 3.9%. As a reminder, this represents our group of hotels that were not under renovation in either 2017 or 2016

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•	For our primary comparable U.S. industry chain scale segments, which consist of Upscale and Upper Midscale, RevPAR increased on average by 1.9%; our total portfolio and hotels unaffected by renovations exceeded this figure by 40 basis points and 200 basis points, respectively.
•	For our closest publicly-traded select-service competitors, which consist of Apple Hospitality REIT, Summit Hotel Properties, RLJ Lodging Trust and Chatham Lodging Trust, RevPAR increased on average by 0.8%; our total portfolio and our portfolio of hotels that were unaffected by renovations exceeded this figure by 150 basis points and 310 basis points, respectively.
•	In addition, our 34 recently renovated hotels achieved what we believe to be a very strong aggregate RevPAR increase of 11.1%, which in our view continues to validate our value plan thesis of executing accretive hotel capital investments and our primary objective of enhancing long-term shareholder value.

As a reminder, pro forma results present all 145 hotels that we owned as of year-end 2017 as if they had been owned during the entirety of 2016 and 2017.

Slide 4: Key Stakeholder/Investor Considerations

Please turn to slide four.

Updated Per-Share Net Asset Value of Recently Announced

As some of you may have seen earlier this week, we announced our updated Per-Share NAV of $13.87 via Form 8-K on Monday April 23rd. This represents a 5.1% increase over a nine-month period. Management is encouraged by this result, as we believe this signals a positive trajectory for the Company following our transformative events in 2017. We will review our updated NAV further on slide ten.

Distribution Policy

As we have discussed in previous webcasts, we continue to reinvest and plow back substantially all of our free cash flow into specific renovation programs for each of our assets through brand-mandated Property Improvement Plans, or “PIPs”. This is in accordance with our primary objective of maximizing hotel performance and value enhancement, with the ultimate goal of optimally positioning the Company for a future liquidity event.

As of today, we have completed approximately one-half of our PIP program. We do not expect to reinstate distributions prior to the completion of all remaining PIPs, which is likely to continue for at least the next two years.

Shareholder Redemptions

As a reminder, the shareholder redemption plan also remains terminated.

Note that the Company did offer a redemption opportunity in Q4 2017 at a significant discount to NAV in response to an unsolicited tender offer made by a third party. The Board of Directors did not recommend that shareholders tender their shares at such a discounted value and less than 1% of shareholders actually did tender.

The Board of Directors, with input from management, intends to periodically review reinstatement of a shareholder redemption program. However, such a program could be at a discount to NAV, and there can be no assurance that we will resume shareholder redemptions at any time in the future.

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Liquidity Event Timetable

We continue to work towards positioning the Company for a liquidity event within three to five years, depending on the state of capital markets and current macroeconomic conditions. Liquidity mechanisms will likely include either a public listing, merger or sale. In addition, we will continue to assess the possibility of earlier liquidity opportunities should they have merit.

To summarize, Management believes that the increase in the NAV reflects the positive path now in front of the company. While we acknowledge that we are at a steep discount compared to our shareholders’ initial investment basis, we are on an upward trajectory and are keenly focused on and positioning the company for a liquidity event that will provide our shareholders with the ability to monetize their investment in the company. By utilizing our free cash flow to reinvest in our properties, we are attempting to move towards such a liquidity event at an accelerated pace and at a higher value per share. In our next slide, we’ll review the significant changes that we went through in 2017 and our immediate objectives – all with the goal of unlocking shareholder value by positioning the company for an optimal liquidity event.

Slide 5: Strategic Initiatives: Review of 2017 and 2018 Outlook

Please turn to slide five.

Hotel Capital Investment

To expand on the previous slide’s PIP update, total PIP and capital expenditures have approximated $217 million since acquisition, as of December 31, 2017. As of today, we have completed PIPs and minor renovations at 51 hotels across four waves. Another 35 hotels comprising of Wave 5 are in process and scheduled to be substantially completed this quarter. Later in 2018, we will commence our next two waves: six and seven. This will mark 116 total hotels with renovations either completed or in progress by year-end 2018.

Most of these renovation expenses were brand-mandated when the Company bought the hotels, and are running in line with expectations.

Debt Capital Structure Enhancements

As a reminder, in April 2017 we refinanced two loans totaling $1.225 billion at a blended rate of LIBOR + 3.02%. This afforded us a meaningfully lower cost of capital, more structural flexibility and maturity runway through 2022 on a significant portion of our mortgage debt.

From 2017 through Q1 2018, we redeemed an aggregate $70.5 million of preferred equity interests held by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs (“Whitehall”). As of today, the outstanding balance of the Whitehall preferred is $219.7 million and we expect to complete the required redemption in full and on schedule by February 2019, primarily with remaining funding from affiliates of Brookfield Asset Management, Inc.

Moving forward, we will continue to explore strategic refinancing and other cost saving opportunities.

Acquisitions and Dispositions

2017 acquisition activity was marked by our April purchase of seven premium-branded select-service hotels from Summit Hotel Properties, Inc. for $66.8 million. As you may recall, the firm had this portfolio under contract for well over a year prior to the closing date. By completing this purchase, we preserved $10 million that we had in place as a hard deposit that would have been forfeited had we been unable to close.

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2017 disposition activity included entering into purchase and sale agreements for four non-core hotels for $17.4 million. Three hotels were sold prior to year-end and included:

•	Hampton Inn Charleston, South Carolina
•	Hampton Inn Columbus, Georgia
•	Red Lion Hotel Fayetteville, North Carolina

The fourth hotel, Hampton Inn Chattanooga, Tennessee, was sold on March 29, 2018.

Benefits of these dispositions included:

•	An increase to our total portfolio RevPAR and Hotel EBITDA margin.
•	An exit capitalization rate of less than 1% based on trailing twelve months Hotel Net Operating Income.
•	The alleviation of near-term franchise concerns, as the three Hampton Inns had expiring franchise contracts and selling the hotels prior to the de-flagging allowed us to avoid costly re-flagging and management transition processes.
•	Eliminating a non-core brand from our portfolio through the sale of the Red Lion; this was also our worst performing hotel.

We will continue to assess non-core disposition and premium acquisition reinvestment opportunities, subject to market conditions. By selling these non-core assets, we believe we are better positioning the company for a liquidity event as we expect that the capital markets will prescribe a higher multiple to a superior portfolio with higher RevPAR and attendant long-term stable franchise agreements.

Structural Initiatives

One of the highlights for 2017 was the March 31st initial closing of our transformative convertible equity transaction with Brookfield and, in conjunction, our transition to self-management. To date, $160 million of Brookfield’s $400 million capital commitment has been funded. As we have previously highlighted, these events advanced the Company meaningfully in terms of our path to a potential liquidity event in three to five years and contributed to annual expense savings.

Slide 6: Investment Strategy

Please turn to slide six.

We continue to own institutional-quality, premium-branded select-service hotels generally located on the perimeter of primary markets and in secondary markets across the U.S., that are branded by the finest names in the hospitality industry: Hilton Hotels, Marriott International and Hyatt. The hotels are operated by award-winning and experienced national and regional property management companies.

We generally own hotels in metropolitan statistical areas, or MSAs, 11-100, in cities like Baltimore, Providence and Nashville, and outside gateway cities like New York, Los Angeles and San Francisco. Our portfolio is located proximate to powerful demand generators including state capitals, major universities and hospitals, as well as corporate, leisure and retail attractions.

These hotels are well-maintained, with brand-mandated reinvestment through PIPs expected to further drive hotel operating performance.

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We are generally in the “rooms-only” business - we believe the select-service model produces more consistent cash flow, with higher operating margins as compared with full-service hotels with less volatility or risk. The hotels perform considerably above industry averages due to a focus on the most profitable hotel revenue department; the hotel room.

As we mentioned earlier, we refinanced $1.225 billion of our mortgage debt last year, working with “blue-chip” lenders. Our lending partners who have researched our platform and who believe in our portfolio include some of the biggest names in the industry: Deutsche Bank, Citibank and JP Morgan.

Slide 7: Validation of our Thesis

Please turn to slide seven. I will now turn the presentation over to Ed Hoganson, our Chief Financial Officer, who will cover the next three slides.

Thank you, Jon. We wanted to highlight the strong year-over-year increases for full-year 2017 vs. 2016 for our 34 hotels which have recently undergone brand-mandated PIPs. This includes:

•	Our first wave of 28 hotels, which completed their renovations in Q1 2016, and;
•	Our second wave of six hotels, which completed their renovations in Q4 2016.
•	We refer to these respectively as Waves 1 and 2.

Our 28 Wave 1 hotels increased their RevPAR 11.2% in 2017.

Similarly, our Wave 2 hotels increased their RevPAR by 10.2% in 2017.

For the 34 hotels combined, their RevPAR increased by 11.1% in 2017.

Moreover, these 34 hotels are continuing to experience strong RevPAR growth rates in 2018, well after the completion of their renovations.

Slide 8: Financial Summary: Year-End 2017

Please turn to slide eight.

Hospitality Investors Trust ended 2017 with 145 hotels, totaling 17,483 rooms in 33 states and 78 metropolitan statistical areas, representing:

•	$2.42 billion in total assets on our consolidated balance sheet prepared in accordance with GAAP
•	Total mortgage debt to assets ratio of 61.8%
•	Total mortgage debt plus preferred equity and class C units to assets ratio of 76.8%
•	These leverage percentages are calculated based on consolidated balance sheet values

During year-end 2017, on a pro forma basis, all 145 hotels in our portfolio achieved:

•	Occupancy of 76.3%
•	Average daily room rate of $122.91
•	RevPAR of $93.82, representing a year-over-year increase of 2.3%
•	Total Revenue of $621.1M
•	Hotel EBITDA of $184.0M

Our 95 hotels not affected by any year-over-year renovation impact achieved:

•	Occupancy of 77.4%
•	Average daily room rate of $123.50
•	RevPAR of $95.57, representing a year-over-year increase of 3.9%

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As Jon indicated earlier these RevPAR growth rates of 2.3% and 3.9% are higher than the industry averages of approximately 2% for this time period as well as the 20-year industry average.

Adjusted for the recently sold Hampton Inn Chattanooga, our portfolio now currently consists of 144 hotels totaling 17,316 rooms across 33 states.

Slide 9: Hotel Portfolio Snapshot: Year-End 2017

Please turn to slide nine.

Our hotels are branded by the highest quality, globally and nationally recognized names in the hospitality business such as Hilton, Marriott and Hyatt. These three brands account for approximately 97% of our portfolio’s total guest rooms and 98% on a Hotel EBITDA basis.

We believe our portfolio is represented by many of the strongest and most recognized flags, including Hampton Inn, Courtyard, Hyatt Place, Residence Inn and Homewood Suites. These five flags account for approximately 77% of our portfolio’s total guest rooms and 79% of our portfolio’s Hotel EBITDA. In addition, we believe our portfolio benefits from substantial geographical diversification with no market representing more than approximately 5% of our total key count. The markets with our largest representation include the greater Miami / East Coast of South Florida, Orlando, Chicago, Atlanta and Baton Rouge. Our top states from a concentration standpoint are Florida, Tennessee, Texas, Georgia and Kentucky.

Slide 10: Updated Per-Share NAV of $13.87 Announced on April 23rd

Please turn to slide ten. I will now turn the presentation back over to Jon.

Thank you, Ed.

As we touched upon earlier, on Monday April 23rd, our Board of Directors unanimously approved the estimated per-share net asset value of our common stock equal to $13.87 as of December 31, 2017. This represents a 5.1% increase over a nine-month period compared to our previous figure of $13.20, which was calculated as of March 31, 2017.

We are pleased with this NAV increase, as we believe it indicates that the accretive results of our PIP investments are beginning to unfold, and we continue to be optimistic that our hotel capital investment program should result in more competitively positioned properties with stronger cash flows, and ultimately, should inure to higher values upon liquidity.

We will publish an updated Estimated Per-Share NAV on at least an annual basis and expect it to be completed in conjunction with our year-end results. Please note that your Computershare account should already be updated to reflect our per-share NAV increase.

Slide 11: Conclusion

Please turn to slide eleven.

In conclusion:

In 2017, we saw improved operating results and performance following our hotel capital investments, generating what we believe to be a strong return on capital.

Our NAV increase of 5.1% over a nine-month period signals a positive trend for HIT following its transition to self-management and the transformative Brookfield transaction. Our renovation program will continue for the next several years and is expected to improve the competitive position of our hotels, drive performance and ultimately enhance stockholder value.

The $1.225 billion refinancing closed in April 2017 affords us attractive long-term financing and flexibility, and our lending group offers best in class credit investors who we believe will be supportive to the Company in the future.

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Our capital recycling initiatives, which include select strategic opportunities to acquire premium hotels in-line with our investment strategy and sell certain lower quality assets in our portfolio, are expected to further facilitate portfolio enhancement.

The Company’s Board of Directors and Management continue to be deeply committed to the Company’s stakeholders and maximizing long-term stakeholder value. There has been virtually no turnover at the Company and the entire senior management team remains singularly focused on the investment.

With that, we will now address your questions, so please give us a moment to consolidate them, as many are similar, and we will try to answer the most pertinent and common.

For future investor relations matters or account assistance, please visit our website at www.hitreit.com for the most up to date Company and contact information. In addition, you should have already received your proxy materials for the upcoming shareholder meeting in June. Please vote your proxy materials as soon as possible. Promptly completing and returning your proxy will enable you to exercise your important right to vote on Company matters and save the Company the expense associated with supplemental mailings and other correspondence.

As always, thank you for your trust, time and consideration.

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